                                 March 28, 1995


Mr. William P. Reid
President and CEO
SLT Environmental, Inc.
200 S. Trade Center Pkwy.
Conroe, Texas 77385

Dear Mr. Reid:

     This letter will serve to amend your employment agreement (the "Agreement") dated October 13, 1989 with SLT Environmental, Inc. ("SLT") in respect of the matters set forth below in the event and upon the date (the "Effective Date") that the proposed merger referred to in the Plan and Agreement of Merger as of the date hereof of SLT and Gundle Environmental Systems, Inc. ("Gundle") becomes effective.

     1. Employment - You will be employed as the President and Chief Executive Officer of Gundle, which will be the surviving corporation in the merger.

     2. Term - The term of your Agreement shall be for a period of three years beginning on the Effective Date.

     3. Compensation and Benefits - Your annual base salary will be $275,000, payable in accordance with the practices of Gundle. You will continue to be entitled to incentive compensation of a maximum of fifty percent (50%) of annual base salary based upon mutually agreed upon goals and objectives, and to the other benefits referred to in the Agreement (insurance, pension or retirement, company car, vacation, reimbursement of expenses). The bonus, if any, shall be payable within 30 days after the release of Gundle's audited financial statements for the relevant fiscal year. If the mutually agreed upon goals and objectives for a fiscal year are exceeded, the Board of Directors, in its sole discretion, will consider awarding you a bonus in excess of the aforesaid 50% of annual base salary in respect of that fiscal year.

     4. Termination - The provisions of Paragraph 5 of the Agreement will continue in effect, except that if your employment is terminated without cause (subparagraph (f)), prior to expiration of the term, you shall have the option exercisable by notice to Gundle within 30 days following such termination to be paid your base salary in a lump sum for one year, in which event you shall not have the obligation to seek other employment in mitigation of damages. Should you determine not to exercise this option, you shall be paid your base

Mr. William P. Reid
March 28, 1995
Page 2


salary for the remainder of your term or one year, whichever is greater, subject to your obligation to mitigate damages as set forth in subparagraph
(f) of paragraph 5 and conditioned in all circumstances upon your continued adherence to the non-competition covenant set forth in paragraph 8 of the Agreement.

     5. Upon the Effective Date, you shall be granted a non-qualified option to purchase 200,000 shares of the common stock of Gundle at an option price equal to the fair market value of the shares as of the close of business on the date hereof. The option will be exercisable for a period of up to 10 years after the Effective Date (unless your employment with Gundle is sooner terminated, in which event it shall be exercisable until 90 days following such termination) in respect of 33 1/3%, 66 2/3% and 100% upon the first, second and third anniversaries of the date of the grant.

     6. All other terms and conditions of the Agreement not specifically referred to herein shall remain in full force and effect. It is anticipated that a restated agreement embodying this amendment will be entered into following the Effective Date.

     If the foregoing comports with your understanding, kindly sign and return to SLT a copy of this letter, whereupon it will become a binding agreement of Gundle as the surviving corporation to the merger upon the Effective Date.

                           Very truly yours,


                           SLT ENVIRONMENTAL, INC.


                           By: [ILLEGIBLE]
                               ------------------------------------
                               Chairman of the Board

Agreed:


By: /s/ WILLIAM P. REID
    ------------------------------
    William P. Reid

                            SLT ENVIRONMENTAL, INC.
                             EMPLOYMENT AGREEMENT


This Employment Agreement (the "Agreement"), dated on or as of the 13th day of October, 1989, between SLT ENVIRONMENTAL, INC., a Delaware Corporation ("Company") and William P. Reid, an individual residing in Houston, Texas ("Executive").

               W I T N E S S E T H:

1.   EMPLOYMENT

The Company hereby employs Executive as President and Chief Executive
Officer of the Company. The Company agrees that the Executive accepts such employment and agrees to devote his full time and best efforts to the Company, subject to the direction of the Company's Board of Directors. As Chief Executive Officer, Executive will have full responsibility for and authority over all divisions of the Company.

2.   TERM

The term of this Agreement shall be for a period of two (2) years, beginning on November 1, 1989 and ending on November 1, 1991. This Agreement shall be deemed automatically renewed and extended for successive one (1) year terms upon the same terms and conditions unless ninety (90) days prior to the expiration of the initial term or each succeeding one (1) year term thereafter, either the Company or the Executive notifies the other in writing of his or its desire to terminate Executive's employment hereunder.

3.   COMPENSATION AND BENEFITS

  (a)  Base Salary

  In consideration for services rendered hereunder, the Company will pay the Executive a minimum annual base salary of $175,000, payable in 26 equal bi-weekly installments. Beginning on November 1, 1990, and annually thereafter, the Company's Board of Directors, in their sole discretion, will determine an appropriate percentage increase in base salary based on the performance of the Company, Executive's performance and general economic conditions.

    (b)  Incentive Compensation

    Executive shall be entitled to participate in the short and long-term incentive compensation programs of the Company as determined by, and in the sole discretion of, the Board of Directors of the Company. The Executive will be entitled to participation in the Company's Management Incentive Compensation Plan at a maximum of fifty percent (50%) of annual base salary based upon mutually agreed upon goals and objectives during the first year.

    (c)  Insurance

    The Company will provide Executive and his eligible dependents with group life, accidental death and dismemberment, dental, hospitalization, major medical and disability income insurance coverages and other welfare benefit coverages now or hereafter afforded by the Company to any other executive.

    (d)  Other Benefit Plans

    The Company will also provide Executive with pension or other retirement income afforded by the Company to any other executive, in the Company's sole discretion.

    (e)  Company Car

    Executive shall be entitled to the use of a Company car. A new Company car will be provided for Executive's use every three (3) years or 50,000 miles, whichever occurs first. The Company shall provide all maintenance, repair and insurance on the Company car during the term hereof.

    (f)  Vacation

    Executive will be entitled to a vacation of twenty-one (21) days per calendar year. The Executive may accumulate unused vacation days up to a maximum of twenty-eight (28) days. If the Executive terminates his employment with the Company pursuant to Paragraphs 5 (b), (c) or (d), unused vacation days may be tendered back to the Company and the Executive may receive the dollar value of the unused vacation days based on his then current prorated daily salary.

4.  REIMBURSEMENT OF EXPENSES

Company will reimburse Executive for all reasonable and necessary expenses incurred by Executive for travel, entertainment and miscellaneous business expenses in connection with his duties for the Company.

5.   TERMINATION

     (a)  Death

     If the Executive dies during the term of this Agreement, then this Agreement shall terminate and the Company shall have no further obligation to the Executive or his estate except the obligation to pay his then current salary to his estate for six (6) months.

     (b)  Disability

     If Executive becomes disabled during the term of this Agreement, his then current base salary will continue to be paid by the Company for six (6) months after the determination of disability. After this six (6) month period, the Executive is entitled to receive disability pay in accordance with the provisions of the Company's long-term disability plan. Disability shall mean that Executive has become totally and permanently disabled as determined by the disability insurer insuring Executive under the Company's long-term disability plan. If there is no such disability insurance, Executive shall be deemed to have become totally and permanently disabled when the Board of Directors of the Company, upon the advice of three (3) duly licensed and qualified physicians, shall have determined that Executive has become physically or mentally incapable (excluding infrequent and temporary absences due to ordinary illness) or performing the duties of an officer and employee of the Company.

     (c)  Voluntary Termination

     If Executive voluntarily terminates his employment with the Company, he will continue to receive his then current base salary up to the effective date of termination. Payments under programs described in Paragraph 3 hereof will be determined in accordance with the provisions of the applicable plans. Executive agrees to give the Company ninety (90) days written notice of such voluntary termination of employment.

     (d)  Termination for Cause by the Company

     The Company may terminate Executive's employment hereunder for "Cause", if Executive discloses the Company's confidential information to any third party, commits a felony or other crime involving moral turpitude, habitually neglects his duties, fails or refuses to follow the reasonable directives of the Board of Directors of the Company, or otherwise breaches the terms and conditions hereof.

     Such termination for Cause, as set forth above, of Executive's employment shall not be construed to be a breach of this Agreement by the Company, and, except as hereinafter set forth, shall terminate all benefits to which Executive is entitled hereunder. If Executive breaches any of the terms and provisions of this Agreement, the Company shall give Executive thirty (30) days written notice of such breach. If Executive fails in good faith to remedy such alleged breach within thirty (30) days after receipt of written notification from the Company, then the Company may terminate Executive's employment hereunder, and the Company's only obligations to Executive shall be to pay to Executive that portion of his base salary to be paid to him which has accrued to the date of such termination.

     (e)  Termination Due to Change of Ownership

     If Executive's employment is terminated due to the change of Ownership of the Company, Executive shall be entitled to receive one-hundred percent (100%) of his full base salary for one year beginning the date of termination. Executive will also be entitled to full hospitalization and medical expense coverage during this period or until such coverage is included by another entity (whichever comes first).

     (f)  Termination Without Cause

     Company may terminate without cause Executive's employment at any time by majority vote of Company's Board of Directors at any special or regular meeting of the Board. If Executive is terminated without cause, Executive shall be paid his base salary then in effect for one year following his termination. Executive shall have the obligation to seek other employment in mitigation of damages and Executive compensation shall be diminished by his earning compensation from other persons after his termination. Executive shall receive all other benefits of employment which may have vested prior to the date of his termination.

6.   NO MITIGATION

If, during the term of this Agreement, the employment of Executive by the Company is terminated by the company pursuant to Paragraph 5 (e) then Executive shall have the right to be otherwise employed, and except as set forth in the immediately succeeding sentence, any compensation of any type whatsoever received by Executive in connection with such other employment shall not be offset by the Company against any of the obligations imposed upon the Company under this Agreement. Notwithstanding the foregoing, in the event that after such termination of employment, Executive breaches the non-competition covenant set forth in Paragraph 8 hereof, the Company shall have no further obligation to pay to Executive any further compensation.

7.   NON-ASSIGNABILITY

The obligations of the Executive and the Company are not assignable by either party. This agreement shall survive any change of ownership of the Company.

8.   COVENANT AGAINST COMPETITION

During the initial term or any extension of this Agreement, and for a period of one (1) year thereafter, Executive will not, directly or indirectly, without the express written consent of the Company, own or operate, or be employed by or have any interest whatsoever in (other than by reason of purchasing securities on a national securities exchange) any person, firm or corporation or other entity engaged in the business of developing, manufacturing, selling, and/or installing polyethylene geomembranes in the United States of America (but not to exceed the maximum area permitted by law). Executive acknowledges that the foregoing time and area restrictions are reasonable in scope and necessary for the protection of the business and goodwill of the Company and that a breach of this covenant would cause the Company substantial damage impossible in precise determination. Executive further agrees that should any portion of the foregoing covenant be unenforceable because of the scope thereof or the period covered thereby or otherwise, the covenant shall be deemed to be reduced and limited to enable it to be enforced to the extent permissible under the laws and public polices applied in the jurisdiction in which enforcement is sought.

9.   AMENDMENT

The provisions of this Agreement may be amended only with the written authorization of both the Executive and the Company.

10.  NOTICES

All notices made in connection with this Agreement will be put in writing and sent by certified or registered mail to the following addresses:

     If to the Company:

     Chairman of the Board
     SLT ENVIRONMENTAL, INC.
     16945 Northchase, Suite 1750
     Houston, TX 77060

     If to the Executive:

     Mr. William P. Reid
     10223 Meadow Lake Lane
     Houston, TX 77042
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11.  GOVERNING LAW

The provisions of this Agreement will be subject to the laws of the State of Texas.

12.  ARBITRATION

Any controversy or claim arising out of this Agreement or breach hereof shall be settled by arbitration in accordance with the Rules of the American Arbitration Association. Any such arbitration shall be held in Harris
County, Texas at a site chosen by the American Arbitration Association. Judgement upon the award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction.

13.  SEVERABILITY

In case any term, phrase, clause, paragraph, restriction or covenant herein contained shall be held to be invalid or unenforceable, the same shall be deemed and it is hereby agreed that the same are meant to be severable, and shall not defeat or impair the remaining provisions hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on or as of the day and year first above written.

                                         SLT ENVIRONMENTAL, INC.


                                         By: /s/ DAVID L. BURNEY
                                         -----------------------------------
                                         Name: David L. Burney
                                         Title: Chairman

AGREED TO AND ACCEPTED:


/s/ WILLIAM P. REID
-------------------------------
Name: William P. Reid